As filed with the Securities and Exchange Commission on June 22, 2006
                                                         Registration No. 333-
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                                   UNITED STATES
			SECURITIES AND EXCHANGE COMMISSION
				Washington, D.C. 20549

				----------------------

				       FORM S-8

		REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


				----------------------

				Harris & Harris Group, Inc.
		(Exact name of registrant as specified in its charter)

	New York					    13-3119827
(State or other jurisdiction of 			(I.R.S. employer
incorporation or organization)				identification no.)




			   111 West 57th Street, Suite 1100
				New York, New York 10019
				Telephone:  (212) 582-0900
				Facsimile:  (212) 582-9563
			(Address of principal executive offices)

		HARRIS & HARRIS GROUP, INC. 2006 EQUITY INCENTIVE PLAN
				(Full title of the plan)

				Sandra M. Forman, Esq.
				    General Counsel
				Harris & Harris Group, Inc.
			    111 West 57th Street, Suite 1100
				New York, New York 10019
				Telephone:  (212) 582-0900
				Facsimile:  (212) 582-9563
			 (Name and address of agent for service)

				----------------------

				       Copies to:
				Phyllis G. Korff, Esq.
			 Skadden, Arps, Slate, Meagher & Flom LLP
				     Four Times Square
				New York, New York 10036-6522
				Telephone:  (212) 735-3000
				Facsimile:  (212) 735-2000

				----------------------

			    CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------
					 Proposed   Proposed-
					 maximum    maximum
Title of each class of    		 offering   aggregate	  Amount of
securities to be 	 Amount to be	 price per  offering	  registration
registered		 registered (1)  share (2)  price (2)	  fee
------------------------------------------------------------------------------

Common stock, par
value $0.01 per share 	   4,151,269	  $10.06  $41,761,766.14  $4,468.51


(1) Pursuant to Rule 416(c) under the Securities Act of 1933 (the "Securities Act"), this Registration Statement also covers additional shares that may become issuable under the Plan (as defined below) by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

(2) The estimated exercise price of $10.06 per share was computed in accordance with Rule 457(c) and 457(h) under the Securities Act by averaging the high and low sales prices of Harris & Harris Group, Inc. Common Stock as quoted on the
     Nasdaq National Market on June 21, 2006.

      This Registration Statement shall become effective upon filing in accordance with Rule 462(a) under the Securities Act.

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

                         EXPLANATORY NOTE

      This registration statement registers shares of common stock, par value $0.01 per share (the "Common Stock"), of Harris & Harris Group, Inc. (the "Company") that may be issued and sold under the Harris & Harris Group, Inc. 2006 Equity Incentive Plan (the "Plan").


                               PART I

        INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.   Plan Information.*

Item 2.	  Registrant Information and Employee Plan Annual
Information.*

*  (a)	The documents containing the information specified in
Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933 (the "Securities Act"). Such documents need not be filed with the Securities and Exchange Commission (the "SEC") either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

*  (b)	Upon written or oral request, any of the documents
incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in the Section 10(a) prospectus), other documents required to be delivered to eligible employees pursuant to Rule 428(b) or additional information about the Harris & Harris Group, Inc. 2006 Equity Incentive Plan are available without charge to participants by contacting the Investor Relations, Harris & Harris Group, Inc., 111 West 57th Street, Suite 1100, New York, New York 10019.

                                PART II

	INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

      The following documents filed with the Commission by the Company, pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"), are incorporated by reference in this Registration Statement; provided, however, that the Company is not incorporating any information furnished under either Item
2.02 or Item 7.01 of any Current Report on Form 8-K:

      (a) The Company's annual report on Form 10-K (File No. 814-00176) for the fiscal year ended December 31, 2005, filed with the SEC on March 16, 2006 (the "Form 10-K"), including the information contained in the Company's Proxy Statement dated April 3, 2006, for its Annual Meeting of Shareholders to be held on May 4, 2006, that has been incorporated by reference into the Form 10-K;

      (b)  The Company's quarterly report on Form 10-Q (File No.
814-00176) for the three months ended March 31, 2006 filed with the SEC on May 8, 2006;

      (c) The Company's Current Report on Form 8-K filed with the SEC on January 23, 2006; and

      (d) The description of the Company's Common Stock contained in the Registration Statement on Form 8-A filed with the Commission on February 13, 1984, including any amendment or report filed for the purpose of updating such description.

      All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents with the Commission.

      Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such prior statement. Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


Item 4. Description of Securities.

      	Not applicable.


Item 5.  Interests of Named Experts and Counsel.

      	Sandra M. Forman, General Counsel and Chief Compliance
Officer of the Company, issued an opinion in connection with this registration statement, which is filed as Exhibit 5 hereto.
Ms. Forman is also a plan participant.

Item 6.  Indemnification of Directors and Officers.

      Article 8 ("Article 8") of the Company's Certificate of Incorporation, as adopted by its board of directors in October 1992, and approved by its shareholders in December, 1992, provides for the indemnification of its directors and officers to the fullest extent permitted by applicable New York law, subject to the applicable provisions of the Investment Company Act of 1940 (the "1940 Act").

      Scope of Indemnification Under New York Law. BCL Section 721-726 provide that a director or officer of a New York corporation who was or is a party or a threatened party to any threatened, pending or completed action, suit or proceeding (i) shall be entitled to indemnification by the corporation for all expenses of litigation when he is successful on the merits, (ii) may be indemnified by the corporation for judgments, fines, and amounts paid in settlement of, and reasonable expenses incurred in, litigation (other than a derivative suit), even if he is not successful on the merits, if he acted in good faith and for a purpose he reasonably believed to be in or not opposed to the best interest of the corporation (and, in criminal proceedings, had no reasonable cause to believe that his conduct was unlawful), and (iii) may be indemnified by the corporation for amounts paid in settlement and reasonable expenses incurred in a derivative suit (i.e., a suit by a shareholder alleging a breach of a duty owed to the corporation by a director or officer) even if he is not successful on the merits, if he acted in good faith, for a purpose which he believed to be in, or not opposed to, the best interest of the corporation. However, no indemnification may be made in accordance with clause (iii) if he is adjudged liable to the corporation, unless a court determines that, despite the adjudication of liability and in view of all of the circumstances, he is entitled to indemnification. The indemnification described in clauses (ii) and (iii) above and the advancement of litigation expenses, may be made only upon a determination by (i) a majority of a quorum of disinterested directors, (ii) independent legal counsel, or
(iii) the shareholders that indemnification is proper because the applicable standard of conduct has been met. In addition, litigation expenses to a director or officer may only be made upon receipt of an undertaking by the director or officer to repay the expenses if it is ultimately determined that he is not entitled to be indemnified. The indemnification and advancement of expenses provided for by BCL Section 721-726 are not deemed exclusive of any rights the indemnitee may have under any by-law, agreement, vote of shareholders or disinterested directors, or otherwise. When any action with respect to indemnification of directors is taken by amendment to the by-laws, resolution of directors, or agreement, the corporation must mail a notice of the action taken to its shareholders of record by the earlier of (i) the date of the next annual meeting, or (ii) fifteen months after the date of the action taken.

      The foregoing provisions are subject to Section 17(h) of the 1940 Act, which provides that neither the certificate of incorporation or by-laws nor any agreement may protect any director or officer against any liability to the Company or any of its stockholders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of his duties.

      The Indemnification Agreements. Pursuant to the Indemnification Agreement, the Company would indemnify the indemnified director or officer (the "Indemnitee") to the fullest extent permitted by New York law as in effect at the time of execution of the Indemnification Agreement and to such fuller extent as New York law may permit in the future, subject in each case to the applicable provisions of the 1940 Act. An Indemnitee would be entitled to receive indemnification against all judgments rendered, fines levied, and other assessments (including amounts paid in settlement of any claims, if approved by the Company), plus all reasonable costs and expenses (including attorneys? fees) incurred in connection with the defense of any threatened, pending, or completed action or proceeding, whether civil, criminal, administrative, or investigative (an "Action"), related to or arising from (i) any actual or alleged act or omission of the Indemnitee at any time as a director, officer, employee, or agent of the Company or any of its affiliates or subsidiaries, or (ii) the Indemnitee's past, present, or future status as a director, officer, employee or agent of the Company or any of its affiliates or subsidiaries. An Indemnitee would also be entitled to advancement of all reasonable costs and expenses incurred in the defense of any Action upon a finding by a court or an opinion of independent counsel that the Indemnitee is more likely than not to prevail. If the Company makes any payment to the Indemnitee under the Indemnification Agreement and it is ultimately determined that the Indemnitee was not entitled to be indemnified, the Indemnitee would be required to repay the Company for all amounts paid to the Indemnitee under the Indemnification agreement. An Indemnitee would not be entitled to Indemnification or advancement of expenses under the Indemnification Agreement with respect to any proceeding or claim brought by him against the Company.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The Company maintains directors' and officers' liability insurance.


Item 7.  Exemption from Registration Claimed.

	Not applicable.


Item 8.  Exhibits.


Exhibit
Numbers                    Description
-------			   -----------

4.0	Specimen of common stock certificate, incorporated by
	reference to Exhibit D to Pre-Effective Amendment No. 2 to the Registration Statement on Form N-2 filed April
	13, 2004

5.0	Opinion of General Counsel of the Company

23.0	Consent of PricewaterhouseCoopers LLP



	The undersigned registrant hereby undertakes that it will submit the Plan and any amendment thereto to the Internal
Revenue Service ("IRS") in a timely manner and will make all changes required by the IRS in order to qualify the Plan under
Section 401 of the Internal Revenue Code.


Item 9.  Undertakings.

	(a)	The undersigned Registrant hereby undertakes:

	  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

		(i) To include any prospectus required in Section 10(a)(3) of the Securities Act of 1933;

		(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement
(or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.
Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set froth in the "Calculation of Registration Fee" table in the effective registration statement; and

		(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

	  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

	  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

	  (4) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities:

	The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of the following communication, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

		(i) any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

		(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

		(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

		(iv) any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

	(b)	The undersigned registrant hereby further undertakes,
that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act
(and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(c)   	Insofar as indemnification for liabilities
arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                               SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of New York, State of New York, on June 22, 2006.

				HARRIS & HARRIS GROUP, INC.


			        By: /s/ Charles E. Harris
				    ---------------------
				Name:	Charles E. Harris
				Title:	Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons, in the capacities and on the date indicated:

      Signature                     Title                     Date
----------------------     --------------------------   ------------------

/s/ Charles E. Harris	   Chairman of the Board and
----------------------     Chief Executive Officer 	June 22, 2006
Charles E. Harris 	   (Principal Executive
			   Officer)

/s/ Douglas W. Jamison	   President, Chief Operating	June 22, 2006
-----------------------	   Officer and Chief Financial
Douglas W. Jamison         Officer (Principal Financial
			   Officer)

/s/ Patricia N. Egan	   Chief Accounting Officer	June 22, 2006
-----------------------    and Senior Controller
Patricia N. Egan


/s/ C. Wayne Bardin	   Director			June 22, 2006
-----------------------
Dr. C. Wayne Bardin


/s/ Phillip A. Bauman	   Director			June 22, 2006
------------------------
Dr. Phillip A. Bauman

/s/ G. Morgan Browne	   Director			June 22, 2006
------------------------
G. Morgan Browne


/s/ Dugald A. Fletcher	   Director			June 22, 2006
------------------------
Dugald A. Fletcher


/s/ Kelly S. Kirkpatrick   Director			June 22, 2006
-------------------------
Dr. Kelly S. Kirkpatrick


/s/ Mark A. Parsells	   Director			June 22, 2006
-------------------------
Mark A. Parsells


/s/ Lori D. Pressman	   Director			June 22, 2006
-------------------------
Lori D. Pressman


/s/ Charles E. Ramsey	   Director			June 22, 2006
-------------------------
Charles E. Ramsey


/s/ James E. Roberts	   Director			June 22, 2006
-------------------------
James E. Roberts

      Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in City of New York, State of New York, on June 22,
2006.


					HARRIS & HARRIS GROUP, INC.
					2006 EQUITY INCENTIVE PLAN

     					By: /s/ James E. Roberts
					    ----------------------
					    James E. Roberts

					not in his individual capacity,
					but solely as an authorized
					signatory for the Employee
					Benefits Administration
					Committee

                        EXHIBIT INDEX

Exhibit
Numbers				Description
--------	-------------------------------------------

5.0		Opinion of General Counsel of the Company

23.0		Consent of PricewaterhouseCoopers LLP